Exhibit 99.1

Inspire Veterinary Partners Announces up to $10M in Financing at $1.00 per Share
Through Cash and Transferred Securities

VIRGINIA BEACH, VA / ACCESS Newswire / August 1, 2025 / Inspire Veterinary Partners, Inc. (NASDAQ:IVP) (“Inspire” or the “Company”), an owner and provider of pet health care services throughout the U.S., today announced that it has entered into a securities purchase agreement for the issuance and sale of securities under a new convertible preferred stock transaction. The consideration, consisting of a combination of cash and transferred securities, was valued at $1.00 per share.

The gross proceeds to the Company from the offering are expected to be up to $10 million, including $6 million expected to be received through the investment of cash and securities at the first closing, and up to $4 million of cash that may be funded at one or more additional closings, at the election of the investors. The Company intends to use the net proceeds from the offering for general working capital and acquisitions of additional veterinary practices. The proceeds will also help to address current Nasdaq deficiencies around Shareholders Equity and extend cash on hand to maintain operations and extend runway.

“As communicated earlier in 2025, the team at IVP is executing on our growth strategy and this offering helps to facilitate our objectives,” said President, Chairman and CEO, Kimball Carr, “With new acquisitions onboarded and record clinical hiring this year, I could not be prouder of our team for the continued progress being made across all departments within IVP.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Inspire Veterinary Partners, Inc.

Inspire Veterinary Partners is an owner and provider of pet health care services throughout the US. As the Company expands, it expects to acquire additional veterinary hospitals, including general practice, mixed animal facilities, and critical and emergency care. For more information, please visit: www.inspirevet.com.

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Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s current expectations. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, statements by the Company relating to the completion of the offering, the satisfaction of customary closing conditions related to the offering, the intended use of proceeds from the offering, receipt of Stockholder Approval as well as risks and uncertainties related to the satisfaction of customary closing conditions related to anticipated acquisitions, or factors that result in changes to the Company’s anticipated results of operations related to acquisitions. These and other risks and uncertainties are described more fully in the section captioned “Risk Factors” in the Company’s public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Contact

CoreIR
Matt Blazei
516-386-0430
mattb@coreir.com

Press Contact

CORE IR
Matthew Cossel
pr@coreir.com

General Inquires

Morgan Wood
Mwood@inspirevet.com